Exhibit 10.1

                                  June 1, 1998


Mr. David J. Anderson
322 East Landing
Williamsburg, Virginia 23185-8254

Dear Dave:

      On behalf of Newport News Shipbuilding Inc. (the
"Company"), I am pleased to set forth the terms and conditions of your employment under this Employment Agreement
("Agreement").

1. Under this Agreement, you will be employed as the Senior Vice President and Chief Financial Officer of the Company. The initial term will be for a period of three years commencing June 1, 1998. Thereafter, the Agreement will be extended automatically in one-year increments unless notice of termination is given by the Company at least 90 calendar days prior to the expiration of either the initial three-year term or any subsequent one-year renewal period.

2. You will be paid a base salary of not less than $300,000 per year, which shall be subject to such adjustments as may, from time to time, be approved by the Compensation and Benefits Committee of the Company's Board of Directors ("Compensation Committee") and payable according to the regular pay schedule for executives at the Company.

3. You will be a participant in the Company's annual incentive plan and long-term incentive plan. You will be eligible for annual incentive award consideration and stock-based incentives in accordance with the terms of those plans and at the discretion of the Compensation Committee.


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4.    You will receive non-cash compensation and be eligible to participate in employee benefit programs comparable to those provided to Company senior executives under Company policy, including, but not limited to, the Company medical, pension, 401(k), long-term disability, and life insurance plans.

5. You will receive reimbursement for personal financial, tax, and/or estate planning expenditures of up to $10,500 per year (not grossed up).

6. In the event that your employment is terminated by the Company, other than for cause, you will be entitled to career transition assistance through a recognized firm in the field. The Company will provide financial support for this assistance up to $50,000.

7.    You will receive a minimum of four weeks vacation per calendar year.

8. Your pension benefits will be equal to whatever benefits you accrue as a participant in the Company's qualified defined benefit pension plan for salaried employees and in the Company's non-qualified retirement benefit restoration plan, but with the following enhancement: a supplemental executive retirement plan (SERP) is established on your behalf that will credit you with an additional eight years of service and eight years of participation for purposes of retirement benefit calculation. In addition, your retirement benefit under the SERP will be based on the average of your base salary and average annual incentive awards received during the final three years of your employment . Applicable reductions for early retirement, as described in the Newport News Shipbuilding Inc. Retirement Plan, shall apply to the basic pension benefit and all supplemental benefits.

      In order to qualify for the above-described SERP benefit, you must have a minimum of 10 years of participation in the pension plan and be employed by the Company until the earliest age necessary to qualify for an immediately payable retirement benefit under the Newport News Shipbuilding Inc. Retirement Plan (currently age 55).


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9.    If your employment is terminated by the Company other than for death, disability, or cause, or you are constructively terminated, or if the Company does not continue your employment after the end of the initial three-year term of this Agreement or any subsequent automatic one-year renewal period, you will be paid a severance benefit in an amount equal to two times the total cash compensation (base salary plus targeted bonus) in effect on the date your employment terminates. This severance benefit will be payable by the Company in two equal lump sums, the first payment to be made within 30 days from the date employment terminates and the second payment to be made within one year from the date employment terminates.

      In addition, and subject to the approval of the Compensation Committee, all outstanding restricted stock, stock options, and performance shares will vest and/or become exercisable in the event your employment terminates under the provisions of this Section. Any vested stock options will remain exercisable for a period of not less than 90 days from your employment termination date.

      Further, if your employment is terminated by the Company under the conditions described earlier in this Section, you will be entitled to continue participation in the Company's medical plan and term life insurance plan, for a period of two years following the termination of your employment, under the same terms as are available to active employees.

      For purposes of this Section, "constructively terminated" shall be defined identically to the term Constructive Termination, as set forth in the Newport News Shipbuilding Inc. Change in Control Severance Benefit Plan for key Executives ("Change in Control Plan" or "Plan"), except that, for purposes of this Agreement, such termination need not occur after a Change in Control under the Plan.

      If your employment is terminated after a Change of Control within the meaning of the Change in Control Plan, your total cash severance benefit shall not exceed the greater of (a) the total cash compensation provided to you under this Section or (b) the total cash compensation provided to you under the Change in Control Plan.


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10.   If you resign or retire voluntarily from the Company, you will not be entitled to any of the payments, benefits and rights set forth in Section 9 of this Agreement. However, should you retire, you will be entitled to the benefits delineated in Section 8. (Should you retire, you will also be eligible for benefits available by company policy to all retirees.)

11.   As a condition of receiving the payments, benefits and rights set forth in
      Section 9 of this Agreement, you will be required to (a) execute a general waiver and release of any claims you might have against the Company arising from, or during the course of your employment with the Company; and (b) refrain from accepting employment or taking a consulting assignment with any company that is a direct competitor of Newport News Shipbuilding for one year following termination of your employment under this Agreement.

12. The rights and obligations of the Company hereunder shall inure to the benefit of and be binding upon the successors and assigns of the Company.

13. The validity, interpretation, and performance of this Agreement shall be controlled by, and construed under, the laws of the Commonwealth of Virginia. Venue shall be in the applicable federal or state court in Newport News, Virginia.

                              Sincerely,



                              William P. Fricks
                              Chairman & CEO



ACKNOWLEDGED AND ACCEPTED:



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David J. Anderson

On this _____ day of June 1998